Letterhead of
                 STANLEY J.MORIN AND ASSOCIATES
                  Certified Public Accountants
                 14 Ridgedale Avenue Suite 205
                 Cedar Knolls NJ 07927-1106

                             December 20, 1996

Securities and Exchange Commission
450 Fifth Street  N.W.
Washington, DC 20549

Re: Instructivision, Inc.
    File Ref No. 0-14411

Effective November 1, 1996, the former principal accountant of Martin and Martin, CPA's discontinued operations and the firm of Stanley J. Morin and Associates was formed and continues the majority of the practice of Martin and Martin CPA's, including the accounting services for the above referenced registrant. We have read Instructivision, Inc's statements included under Item 4 of its Form 8-K dated December 20, 1996 and we agree with such statements.

Very truly yours,
Stanley J. Morin and Associates